SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event reported): August 7, 2007

BRAVO! BRANDS INC.
(Exact name of registrant as specified in its amended charter)

Delaware	0-20539	62-1681831
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11300 US Highway 1, Suite 400
North Palm Beach, Florida 33408 USA
(Address of principal executive offices)

(561) 625-1411
Registrant's telephone number

(Former name or former address if changed since last report)

Item 8.01

On August 7, 2007, the Company’s Board of Directors determined that there were insufficient funds available to pay third party accounting consultants for US GAAP valuation of derivative instruments, and its independent auditors in connection with the preparation and filing of the Company’s Form 10-QSB for the period ending June 30, 2007. As a result, the Board of Directors authorized the filing of an application by the Company for a “No-Action Letter” concerning the non-filing with the United States Securities and Exchange Commission, based upon financial hardship.

The Company lacks sufficient sales or fully committed third party funding to continue as an ongoing business. Sustained operational losses have occurred as a result of the lack of performance, on a fundamental level, under a Master Distribution Agreement with Coca-Cola Enterprises (CCE) executed in August 2005. Anticipated sales under that agreement did not materialize and, since the Company’s reporting of its financial results for the year ended December 31, 2006, the drop in the Company’s market capitalization has inhibited its ability to raise sufficient funds to continue with the burden of its liabilities and cash burn while attempting to increase sales.

The Company has commenced the process of seeking a third party “stalking horse” in connection with the anticipated necessity of filing for protection under Title 11, Chapter 11 of the United States Bankruptcy Code for a sale of its assets under Chapter 11, Section 363. Absent funding by a fully committed “stalking horse”, the Company anticipates filing for liquidation under Title 11, Chapter 7.

RISK FACTOR: Buying common stock of companies in Chapter 11 bankruptcy is extremely risky and is likely to lead to financial loss. Although a company may emerge from bankruptcy as a viable entity, generally, the creditors and the note holders become the new owners of the shares. In most instances, the company's plan of reorganization will cancel the existing equity shares or will provide for minimal distribution of funds to shareholders. This happens in bankruptcy cases because secured and unsecured creditors are paid from the company's assets before common stockholders. In a Section 363 sale of assets, the company does not continue as a viable entity and the proceeds of the sale of assets are distributed to the creditors in order of their preference, starting with secured creditors. Generally, there are little, if any, funds distributed to existing equity holders.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bravo! Brands Inc.

Date: August 8, 2007	By:	/s/ Roy D. Toulan, Jr.
Roy D. Toulan, Jr.,
Senior Vice President
General Counsel